Sub-Item 77 O

Transactions effected pursuant to Rule 10f-3


TAMARACK FUNDS TRUST: Prime Money Market Fund

Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period April 1, 2009 through September
30, 2009 in accordance with the Trust's Rule 10f-3
Procedures.


ISSUER: BMW Vehicle Lease Trust
Trade Date: 6-2-09
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker: Barclays
Shares Purchased: 310,000
Purchase Price Per Share: $100.00
% of Issue: 8.93%